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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 7)

                        The May Department Stores Company

                                (Name of Issuer)

                                  Common Stock

                         (Title of Class of Securities)

                                   577778103

                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].


                                Page 1 of 7 Pages
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                                                                    SCHEDULE 13G
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----------------------------                      -----------------------------
CUSIP NO. 577778103                   13G            Page   2   of   7   Pages
----------------------------                      -----------------------------

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    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           The May Department Stores Company Profit Sharing Plan Trust
           I.R.S. Identification No. 13-7067357
-------------------------------------------------------------------------------
    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                   (b) [x]
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    3.     SEC USE ONLY

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    4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                  New York
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   NUMBER OF            5.   SOLE VOTING POWER                         -0-
    SHARES              -------------------------------------------------------
 BENEFICIALLY           6.   SHARED VOTING POWER                   15,057,496
OWNED BY EACH           -------------------------------------------------------
  REPORTING             7.   SOLE DISPOSITIVE POWER                    -0-
 PERSON WITH            -------------------------------------------------------
                        8.   SHARED DISPOSITIVE POWER              15,057,496
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    9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   15,057,496
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   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                       [ ]
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   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        6.5%
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   12.     TYPE OF REPORTING PERSON

                                                                         EP
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                                                                    SCHEDULE 13G
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ITEM 1.

       (a)  Name of Issuer:

                  The May Department Stores Company

       (b)  Address of Issuer's Principal Executive Offices:

                  611 Olive Street
                  St. Louis, MO 63101-1799

ITEM 2.

       (a)  Name of Person Filing:

                  The Bank of New York, as Trustee for
                  The May Department Stores Company Profit Sharing Plan Trust

       (b)  Address of Principal Business Office:

                  The Bank of New York
                  Master Trust/Master Custody Division
                  One Wall Street
                  New York, NY 10286

       (c)  Citizenship:

                  New York

       (d) Title of Class of Securities:

                  Common Stock

       (e) CUSIP Number:

                  577778103


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                                                                    SCHEDULE 13G
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK
                        WHETHER THE PERSON FILING IS A:

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

       (a)  ___   Broker or Dealer registered under Section 15 of the Act

       (b)  ___   Bank as defined in Section 3(a)(6) of the Act

       (c)  ___   Insurance Company as defined in Section 3(a)(19) of the Act

       (d)  ___   Investment Company registered under Section 8 of the
                  Investment Company Act

       (e)  ___   Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940

       (f)   X    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see Section 240.13d-1(b)(ii)(F)

       (g)  ___   Parent Holding Company, in accordance with Section
                  240.13d-1(b)(ii) (G) (Note: See Item 7)

       (h)  ___   Group, in accordance with Section 240.13d-1(b)(ii)(H)

ITEM 4.  OWNERSHIP

      As of December 31, 1997:

       (a)  Amount Beneficially Owned:

                  15,057,496

       (b) Percent of Class:

                  6.5%


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                                                                    SCHEDULE 13G
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      (c) Number of shares as to which such person has:

              (i) sole power to vote or to direct the vote

                  -0-

             (ii) shared power to vote or to direct the vote

                  15,057,496

            (iii) sole power to dispose or to direct the disposition of

                  -0-

             (iv) shared power to dispose or to direct the disposition of

                  15,057,496

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      The Bank of New York, as Trustee, holds the stock of The May Department Stores Company (the "Company") for the exclusive benefit of participants and beneficiaries in The May Department Stores Company Profit Sharing Plan (the "Plan") pursuant to the terms of the Plan and the trust agreement between the Company and the Trustee with respect to the Plan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not applicable


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                                                                    SCHEDULE 13G
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ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

      Not applicable

ITEM 10.  CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


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                                                                    SCHEDULE 13G
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date: February 11, 1998

                                      /s/ Anthony J. Passanesi
                                    ---------------------------------
                                          (Signature)
                                          Anthony J. Passanesi
                                          Vice President
                                          The Bank of New York
                                          One Wall Street
                                          New York, New York 10286


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                                  EXHIBIT INDEX

Exhibit I              Statement of The Bank of New York